UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): February 26, 2010

DAVITA INC.

(Exact name of registrant as specified in its charter)

Delaware	1-14106	No. 51-0354549
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

601 Hawaii Street

El Segundo, California 90245

(Address of principal executive offices including Zip Code)

(310) 536-2400

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 5, 2010, DaVita Inc. (the “Company”) announced that Luis Borgen has been named as the Company’s Chief Financial Officer to be effective on March 29, 2010, subject to the Board of Directors’ approval. Effective March 29, 2010, Mr. Whitney will step down as Chief Financial Officer of the Company. Mr. Whitney will remain with the Company in an executive role to assist with the management transition.

Mr. Borgen, age 39, joins the Company after spending more than 12 years at Staples, an office products company. Since February 2009, Mr. Borgen served as Senior Vice President, Finance for the U.S. retail division of Staples, where he played a role in strategy development and business planning efforts. From July 2002 to June 2005, Mr. Borgen served as Vice President, Corporate Financial Planning and Analysis of Staples where he led the global business planning efforts. From February 1999 to June 2002, Mr. Borgen served in the corporate treasury department of Staples, including as Vice President and Assistant Treasurer. Prior to joining Staples in 1997, Mr. Borgen served in the United States Air Force as an acquisition project officer from 1992 to 1997. Mr. Borgen holds a B.S. in Management from the United States Air Force Academy, a M.S. in Finance from Boston College and an M.B.A. from the University of Chicago.

There are no family relationships between Mr. Borgen and any other director or executive officer of the Company, or with any person selected to become an officer or a director of the Company. The Company has had no transactions since the beginning of its last fiscal year, and has no transactions proposed, in which Mr. Borgen, or any member of his immediate family, has a direct or indirect material interest.

The Company entered into an employment agreement (the “Employment Agreement”) with Mr. Borgen effective February 26, 2010 (the “Effective Date”). Mr. Borgen will receive an annual base salary of $450,000 (“Base Salary”), a signing bonus of $250,000 and is eligible to receive a discretionary performance bonus up to $225,000 in an amount to be determined by the Company’s Chief Executive Officer and/or the Board of Directors or the Compensation Committee of the Board of Directors. Under the Employment Agreement, Mr. Borgen will receive a grant of stock-settled stock appreciation rights on a base number of 60,000 shares of the Company’s common stock (“Common Stock”), upon approval. This grant shall have a five-year term and vest 25% on the first anniversary date of the grant, 8.33% on the 20th month of the grant, and 8.33% every 4 months thereafter. The base grant price shall be the closing price as reported on the New York Stock Exchange on the Effective Date, the date on which Mr. Borgen begins his employment with the Company and begins to perform the services set forth within the Employment Agreement, or on the date that appropriate approval has been obtained, whichever is later. In addition, on the Effective Date, on the date on which Mr. Borgen has begun his employment with the Company and has begun to perform the services set forth within the Employment Agreement, or on the date appropriate approval has been given, whichever date is later, Mr. Borgen will receive 15,000 shares of the Company’s restricted stock units (“RSUs”), entitling Mr. Borgen to the same number of full shares of Common Stock, subject to the following vesting conditions: such RSUs shall vest over a five-year period, one-third vesting on the third anniversary of the grant, 11.11% at the 40th month of the grant, then 11.11% every 4 moths thereafter until the 60th month.

Under the terms of the Employment Agreement, the Company has the right to terminate Mr. Borgen’s employment without advanced notice for material cause (as defined in the Employment Agreement). In the event Mr. Borgen is terminated for material cause or elects to resign from the Company without good reason (as defined in the Employment Agreement) upon 90 days advance written notice, he will be entitled to receive his Base Salary and all benefits under the Company’s health and welfare benefit plans (including, without limitation, medical, prescription, dental, disability, and life insurance) and any other savings, retirement or other employee benefit plans or programs under the same terms and conditions applicable to most executives at similar levels of compensation and responsibility, through the effective date of such termination.

If Mr. Borgen is terminated by the Company for reasons other than death, material cause, or disability (as defined in the Employment Agreement) or elects to resign from the Company with good reason, he will be entitled to the benefits set forth in the DaVita Inc. Severance Plan. In addition, if the DaVita Inc. Severance Plan in effect at the time of Mr. Borgen’s termination does not provide for payment of Mr. Borgen’s COBRA premiums for at least 12 months, then the Company will pay the premium for Mr. Borgen’s continued coverage under the Company’s medical and dental plans under COBRA for 12 months. In no event however, will Mr. Borgen receive less than one year of Base Salary and 12 months of COBRA premiums for Mr. Borgen’s continued coverage under the Company’s medical and dental plans paid by the Company.

Under the terms of the Employment Agreement, Mr. Borgen is an “at will” employee, which means that either Mr. Borgen or the Company may terminate his employment at any time and for any reason or no reason, subject to notice requirements.

The Employment Agreement contains certain provisions prohibiting Mr. Borgen from soliciting employees of the Company to work for any person and from soliciting any patient or customer of the Company to patronize any competing dialysis facility or from soliciting any patient, customer, supplier or physician to terminate their business relationship with the Company during the term of Mr. Borgen’s employment and for the one-year period following the termination of his employment with the Company for any reason.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	PressRelease dated March 5, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DAVITA INC.

Date: March 5, 2010		/s/ Kim M. Rivera
	By:	Kim M. Rivera
Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	PressRelease dated March 5, 2010